Exhibit 10.5
RETENTION PAYMENT AGREEMENT
     The following agreement (the “Agreement”) between InterMune, Inc. and Stephen Porter (“Executive”), provides for payment of specified sums as compensation (“Retention Payments”). This Agreement does not change the at-will nature of Executive’s employment.
     1. Retention Payments. Executive shall be eligible to earn each Retention Payment listed below, by: (a) being employed on the date listed next to the Retention Payment; (b) not being in a PIP Period (“PIP Period” is defined in Paragraph 4(a) below) on the date listed next to the Retention Payment; and (c) if Executive has resigned or been given notice of termination without Cause (“Cause” is defined in Paragraph 4(b) below) but remains employed during a notice period, assisting in an Orderly Transition of Duties (“Orderly Transition of Duties” is defined in Paragraph 4(c) below). Notwithstanding condition (b), Executive shall be eligible to earn any Retention Payments not earned because Executive was in a PIP Period (“Suspended Payments”) by remaining employed by InterMune, Inc. through the expiration of the PIP Period, at which time any Suspended Payments will be paid to the Executive. Retention Payments are in addition to Executive’s regular compensation package and are not to be considered “bonus” compensation.

Date Retention Payment May Be Earned	Amount
May 31, 2007	$50,000
July 30, 2007	$50,000
October 30, 2007	$75,000
February 28, 2008	$75,000
June 30, 2008	$85,000
September 30, 2008	$100,000
January 1, 2009	$100,000
April 1, 2009	$40,000
     2. Disposition of Suspended Payments and Remaining Unearned Retention Payments Upon Termination of Employment
          a. Voluntary Resignation/Termination for Cause. If Executive voluntarily resigns from employment with InterMune, Inc., or Executive’s employment is terminated with Cause, Executive shall not be eligible to receive Remaining Unearned Retention Payments (“Remaining Unearned Retention Payments” is defined at Paragraph 4(d) below) following the effective date of the resignation or termination for Cause. Executive shall not be eligible to earn any Suspended Payments if the effective date of either a voluntary resignation or termination for Cause occurs during a PIP Period.
          b. Termination of Employment Without Cause. In the event InterMune, Inc. terminates Executive’s employment without Cause or eliminates Executive’s position, InterMune,

Inc. shall pay to Executive any Suspended Payments and/or Remaining Unearned Retention Payments. Payment of Suspended Payments and/or Remaining Unearned Retention Payments under this Paragraph 2(b) shall be: (i) made only in such amount as results in Executive’s receiving the lesser of all Remaining Unearned Retention Payments and/or Suspended Payments or $320,000; (ii) contingent upon Executive’s execution of a release of claims against InterMune, Inc., which release shall be in a form acceptable to InterMune, Inc. in its sole discretion; and, (iii) made in a lump sum within ten (10) business days following Executive’s delivery to InterMune, Inc. of Executive’s signature upon such release.
          c. Termination Due to Death or Disability. Executive shall not be eligible to earn any Remaining Unearned Retention Payments or Suspended Payments in the event Executive dies before earning any Remaining Unearned Retention Payments or during a PIP Period. If Executive resigns due to incapacitation as a result of a long term medical disability or similar unforeseen circumstances, InterMune, Inc. may, in its sole discretion, pay to Executive any or all Remaining Unearned Retention Payments and/or Suspended Payments.
     3. Effect of Change in Control. Except as provided in this Paragraph 3, this Agreement shall remain in effect upon a Change in Control (“Change in Control” is defined in Paragraph 4(e) below), and Executive shall remain eligible to earn Retention Payments as set forth above. However, if within 12 months of a Change in Control, Executive’s employment is terminated without Cause, or Executive resigns for “Good Reason” (“Good Reason” is defined in paragraph 4(f) below), then InterMune, Inc. or its successor shall pay to Executive the lesser of all Remaining Unearned Retention Payments and/or Suspended Payments or $320,000. Payment of Suspended Payments and/or Remaining Unearned Retention Payments under this Paragraph 3 shall be made in a lump sum within ten (10) business days following the effective date of the resignation or termination of employment.
     4. Definitions.
          a. PIP Period. For purposes of this Agreement, “PIP Period” shall mean the period commencing on the date an Executive becomes subject to a Performance Improvement Plan (“PIP”), and ending after sixty continuous days of employment with InterMune, Inc. following the removal of that PIP.
          b. Cause. For purposes of this Agreement, “Cause” shall mean any of the following:
•	Willful refusal to follow lawful and reasonable corporate policy or a directive made by the CEO; or

•	Willful failure to assist in Orderly Transition of Duties; or

•	Willful failure, gross neglect or refusal to perform duties; or

•	Failure to adequately perform job duties while on a PIP or to accomplish removal of a PIP within a reasonable timeframe specified by the CEO; or

•	Willful act that materially injures the reputation or business of the Company; or

•	Willful breach of confidentiality that has a material adverse affect on the Company; or

•	Fraud or embezzlement; or

•	Indictment for criminal activity.
          c. Orderly Transition of Duties. For purposes of this Agreement, “Orderly Transition of Duties” shall mean that Executive has given to the Chief Executive Officer of InterMune, Inc. (the “CEO”) at least three (3) months advance notice of voluntary termination of employment and has performed, to the satisfaction of the CEO, in the CEO’s sole discretion, the duties reasonably expected of a departing executive, including but not limited to the following:
•	Executive shall assist with the identification and recruitment of a qualified consultant or contractor to fill Executive’s position during recruitment of a replacement.

•	Executive shall cooperate with InterMune, Inc. in the recruitment of a replacement.

•	Executive shall complete specific tasks as reasonably assigned by InterMune, Inc. to assist in transition to the consultant, contractor or replacement.

•	Executive shall conduct himself or herself in a professional and productive manner during the transition period.
          d. Remaining Unearned Retention Payments. For purposes of this Agreement, “Remaining Unearned Retention Payments” shall mean any Retention Payments not yet earned because the date associated with the Retention Payment has not occurred as of the date of the relevant date of determination.
          e. Change in Control. For purposes of this Agreement, “Change in Control” shall mean any of the following:
•	A sale or other disposition of all or substantially all of the securities or assets of the Company; or

•	A merger or consolidation in which the Company is not the surviving corporation and which results in a change in the majority ownership of InterMune, Inc., or

•	A reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and which results in a change in the majority ownership of InterMune, Inc.
          f. Good Reason. For purposes of this Agreement, “Good Reason” shall mean either: (a) a material diminution in Executive’s duties, title or compensation following a Change in Control; or (b) a requirement that Executive relocate more than fifty (50) miles from Company’s Home Office location following a Change in Control.

          g. Company’s Home Office. The Company’s Home Office location is 3280 or 3260 Bayshore Boulevard, Brisbane, California 94005.
     5. General Provisions.
          a. Amendments. No amendment or modification of this Agreement shall be effective unless made in writing and signed by the parties to this Agreement.
          b. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
          c. Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute one and the same instrument.
          d. Severability. To the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.
          e. Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of its provisions.
          f. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally or via courier, (ii) upon confirmation of receipt, if given by facsimile provided that another copy is sent by another means permitted by this subsection within two (2) business days thereafter, and (iii) on the third business day following mailing, if mailed first-class, postage prepaid, registered or certified mail as follows:

If to Company to:	InterMune, Inc.
Robin Steele
General Counsel
3280 Bayshore Boulevard
Brisbane, CA 94005

If to Employee to:	Stephen Porter
46 Hacienda Circle
Orinda, CA 94563
Any party may designate another address or person for receipt of notices by giving notice of such designation in accordance with this subsection.

          g. Governing Law. The parties agree that this Agreement will be governed by the laws of the State of California.
          h. Entire Agreement. This Agreement contains the entire agreement of the parties relating to Retention Payments and supersedes any and all prior verbal or written agreements and understandings on the subject. This Agreement is intended to apply only to the Retention Payments, and is not intended to modify or supersede any unrelated written agreement Executive may have with InterMune, Inc., including but not limited to, Executive’s Offer Letter, Amendment to the offer Letter Re Severance Pay and Change in Control, and Stock Option Agreements.
          i. Section 409A. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”) and, accordingly, the benefits provided pursuant to this Agreement are intended to be paid not later than the later of: (i) the fifteenth day of the third month following Executive’s first taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of InterMune, Inc. in which such benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder. The date determined under this subsection is referred to as the “Short-Term Deferral Date.” Notwithstanding anything to the contrary herein, in the event that any benefits provided pursuant to this Agreement are not actually or constructively received by Executive on or before the Short-Term Deferral Date, to the extent such benefit constitutes a deferral of compensation subject to Section 409A of the Code, then if Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, with respect to InterMune, Inc. and its affiliates, and as necessary to avoid the imposition of adverse tax consequences to Executive under Section 409A of the Code, such benefit shall be paid upon the date which is six months after the date of Executive’s “separation from service” (as defined in Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder), or, if earlier, the date of Executive’s death.
     By their signatures below, InterMune, Inc. and Executive agree to and accept the above terms and conditions.
InterMune, Inc.

By	/s/ Daniel G. Welch	Dated:	5/24/07

Its.	CEO

Executive

	/s/ Stephen Porter	Dated:	5/24/07

Stephen Porter